UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 8, 2005

WESTERN WIRELESS
CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

000-28160	91-1638901

(Commission File Number)	(IRS Employer Identification No.)

3650 131st Avenue S.E. Bellevue, Washington	98006

(Address of Principal Executive Offices)	(Zip Code)

(425) 586-8700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On February 8, 2005, in connection with our proposed merger with ALLTEL Corporation, our compensation committee adopted a Retention Bonus Plan and a Severance Plan. The objective of these plans is to retain officers and other critical employees during the period leading up to the merger and for a two-year transition period thereafter and to provide an incentive to complete a successful merger and an effective transition.

Retention Bonus Plan

     Under the Retention Bonus Plan, executive officers of Western Wireless will be eligible to receive a cash retention bonus equal to 12 months of their base salary, 50% of which will be paid at the next payroll period after the completion of the merger and 50% of which will be paid at the next payroll period following the date that is six months thereafter, subject to the executive officer’s continued employment with ALLTEL or Western Wireless through such dates. The retention bonuses will be paid regardless of whether the merger is consummated. If the merger agreement is terminated, executive officers will be paid 50% of their retention bonus at the next payroll period after the one-month anniversary of the termination and 50% at the next payroll period after the seven-month anniversary of the termination, subject to each executive officer’s continued employment with Western Wireless through such payment dates. The Retention Bonus Plan also provides other employees with cash retention bonuses of varying amounts payable at different intervals. A retention pool with an aggregate payout amount of $20 million was established under the Retention Bonus Plan to pay all such cash retention bonuses.

     If the employment of a participant in the Retention Bonus Plan is terminated by Western Wireless or its successor without cause or terminated by the participant for good reason (defined in the Retention Bonus Plan as a failure to pay, or a reduction in, compensation, or a relocation of the participant’s place of employment) or terminated as a result of death or disability, prior to the scheduled payment date of any retention bonus to which the participant would otherwise have been entitled if the participant had remained employed until such payment date, the participant will receive the full amount of his or her cash retention bonus at the next payroll period after such termination of employment. Participants who voluntarily resign without good reason or whose employment is terminated for cause will not receive any cash retention bonus that had not already been paid. ALLTEL has agreed to honor the terms of the Retention Bonus Plan following the completion of the merger. The Retention Bonus Plan will be administered by John W. Stanton, our Chairman and Chief Executive Officer, or his designee.

     Mr. Stanton; Donald Guthrie and Theresa E. Gillespie, our vice chairs; Mikal J. Thomsen, our President; and Bradley J. Horwitz, our President — International, will not participate in the Retention Bonus Plan.

Severance Plan

     Under the Severance Plan, the severance payments for executive officers will be equal to one year of such executive officer’s total compensation (base salary and target bonus). Severance payments will be paid if the employment of a participant is terminated by Western Wireless or its successor without cause or terminated by the participant for good reason (defined in the Severance Plan as a failure to pay, or a reduction in, compensation, or a relocation of the participant’s place of employment) during the two year period following the closing of the merger. Participants who voluntarily resign without good reason or whose employment is terminated for cause will not receive any severance payments. The Severance Plan also provides employees who are not executive officers with cash severance payments of varying amounts. If a Severance Plan participant is entitled to greater benefits under any agreement with us which provides for severance pay, he or she would be paid in accordance with such agreement and not under the Severance Plan. None of the executive officers who have employment agreements with us are entitled to severance payments of greater than one year of total compensation under such employment agreements. ALLTEL has agreed to honor the Severance Plan following the merger. No severance payments will be made under the Severance Plan in the event the merger is not consummated. Mr. Stanton (or his designee) will also administer the Severance Plan.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN WIRELESS CORPORATION (Registrant)
Date: February 14, 2005	By:	/s/ Jeffrey A. Christianson
Jeffrey A. Christianson
Senior Vice President and General Counsel